                                                                  Exhibit 99.5






                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                 MARCH 31, 1999

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS





                                                                                                              Page
                                                                                                              ----
   Balance Sheets as of March 31, 1999 and December 31, 1998.........................................          2

   Statements of Operations for the three months ended March 31, 1999 and
         March 31, 1998..............................................................................          3

   Statements of Stockholder's Equity (Deficit) for the three months ended
         March 31, 1999..............................................................................          4

   Statements of Cash Flows for the three months ended March 31, 1999 and
         March 31, 1998..............................................................................          5

   Notes to Financial Statements.....................................................................          6



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
                           NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

==============================================================================


                                                                        March 31,         December 31,
                                                                          1999                1998
                                                                        --------          ------------
ASSETS

  Cash and cash equivalents ..................................          $     20           $     21

  Investment in New Valley:
    Redeemable preferred stock ...............................            51,939             61,833
    Common stock .............................................           (51,939)           (61,833)
                                                                        --------           --------
    Total investment in New Valley                                            --                 --
                                                                        --------           --------

  Total assets ...............................................          $     20           $     21
                                                                        ========           ========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Current income taxes payable to parent .....................          $  6,324           $  6,324
                                                                        --------           --------

  Total liabilities ..........................................             6,324              6,324
                                                                        --------           --------

  Commitments and contingencies

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding
  Additional paid-in capital .................................             7,633              7,633
  Deficit ....................................................           (57,048)           (51,155)
  Other comprehensive income .................................            43,111             37,219
                                                                        --------           --------

  Total stockholder's equity (deficit) .......................          $ (6,304)          $ (6,303)
                                                                        --------           --------

  Total liabilities and stockholder's equity (deficit) .......          $     20           $     21
                                                                        ========           ========

                     The accompanying notes are an integral
                        part of the financial statements.

                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

===============================================================================


                                                                 Three Months Ended
                                                          ------------------------------
                                                           March 31,           March 31,
                                                             1999               1998
                                                           --------            --------
Equity in loss of New Valley .....................          $(7,599)          $(4,166)

Interest income ..................................                                  9

General and administrative expenses ..............               (2)               (7)
                                                            -------           -------

Loss from continuing operations before
     income taxes ................................           (7,601)           (4,164)
                                                            -------           -------

Benefit for income taxes:
   Deferred ......................................             (598)               --
                                                            -------           -------


Income tax benefit ...............................             (598)               --
                                                            --------          -------

Loss from continuing operations ..................           (7,003)           (4,164)
                                                            -------           -------

Income from discontinued operations of New Valley,
     net of taxes of $598 in 1998 ................            1,110                --
                                                            -------           -------
Net loss .........................................          $(5,893)          $(4,164)
                                                            =======           =======


                     The accompanying notes are an integral
                        part of the financial statements.

                           NEW VALLEY HOLDINGS, INC.
                  STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
================================================================================

                                                                             Additional                  Other
                                                             Common Stock      Paid-In                Comprehensive
                                                           Shares   Amount     Capital     Deficit       Income       Total
                                                           ------   ------   ----------    -------    -------------   -----
Balance, December 31, 1998..............................    100                 $7,633    $(51,155)      $37,219    $ (6,303)

Net loss................................................                                    (5,893)                   (5,893)
  Unrealized holding gain on investment in New Valley...                                                   5,892       5,892
                                                                                                                    --------
    Total other comprehensive income....................                                                               5,892
                                                                                                                    --------
  Total comprehensive loss..............................                                                                  (1)
                                                          -----     ------      ------    --------       -------    --------

Balance, December 31, 1998..............................    100                 $7,633    $(57,048)      $43,111    $ (6,304)
                                                          =====     ======      ======    ========       =======    ========


                     The accompanying notes are an integral
                        part of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

==============================================================================

                                                                         Three Months Ended
                                                                   ------------------------------
                                                                    March 31,           March 31,
                                                                      1999                 1998
                                                                   ----------           ---------
Net cash (used in) provided by operating activities.............     $ (1)               $1,025
                                                                     ----                ------

Net (decrease) increase in cash and cash equivalents............       (1)                1,025

Cash and cash equivalents at beginning of period................       21                     6
                                                                     ----                ------

Cash and cash equivalents at end of period......................     $ 20                $1,031
                                                                     ====                ======






                     The accompanying notes are an integral
                        part of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      Organization. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS, which owns 100% of the authorized, issued and outstanding common stock of the Company, is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      Estimates and Assumptions. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.

      Comprehensive Income. Comprehensive income is a component of stockholders' equity and includes the Company's net income and other comprehensive income such as the proportionate interest in New Valley's capital transactions, unrealized gains and losses on investment securities and minimum pension liability adjustments. For the three months ended March 31, 1999, total comprehensive loss was $1; for the three months ended March 31, 1998, total comprehensive income was $6.


2.    INVESTMENT IN NEW VALLEY CORPORATION

      At March 31, 1999, the Company's investment in New Valley consisted of a 41.5% voting interest. At March 31, 1999 and 1998, the Company owned 57.7% of the outstanding $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value ("Class A Preferred Shares"), and 41.5% of New Valley's common shares, $.01 par value (the "Common Shares").

      The Class A Preferred Shares are accounted for as debt and equity securities pursuant to the requirements of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. The Common Shares are accounted for pursuant to Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      The Company determines the fair value of the Class A Preferred Shares based on the quoted market price. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.


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
                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The Company's investment in New Valley at March 31, 1999 is summarized below:


                                          Number of           Fair         Carrying
1998                                       Shares             Value         Amount
----                                      ---------         ---------      --------
   Class A Preferred Shares.......           618,326        $51,939        $ 51,939
   Common Shares..................         3,969,962          1,613         (51,939)
                                                            -------        --------
                                                            $53,552        $      0
                                                            =======        ========

      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Class B Preferred Shares, the Common Shares and other equity interests were reinstated and retained all of their legal, equitable and contractual rights.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At March 31, 1999, the accrued and unpaid dividends arrearage was $234,581($218.94 per share).


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of March 31, 1999 and December 31, 1998 and for the three months ended March 31, 1999 and 1998 follows:

                                                           March 31,          December 31,
                                                             1999                1998
                                                         -----------          -----------
Current assets, primarily cash and marketable
   securities...................................         $   70,851           $   91,451
Non-current assets..............................            183,787              181,271
Current liabilities.............................             66,975               83,581
Non-current liabilities.........................             83,001               78,251
Redeemable preferred stock......................            332,198              316,202
Shareholders' deficit...........................           (227,536)            (205,312)


                                                               Three Months Ended
                                                      -----------------------------------
                                                          March 31,             March 31,
                                                            1999                 1998
                                                      --------------          -----------
Revenues   ....................................          $   22,770           $   33,840
Costs and expenses..............................             28,917               34,260
(Loss) income from continuing operations........             (5,682)                 157
Gain from discontinued operations...............              4,100
Net loss applicable to common shares(A).........            (23,801)             (18,675)

------------------

(A) Considers all preferred accrued dividends, whether or not declared.


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
                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      In February 1998, New Valley and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty Ducat, New Valley agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty Ducat and Apollo agreed to contribute up to $58,750 including the investment in Western Realty Repin discussed below. Through March 31, 1999, Apollo had funded $36,529 of its investment in Western Realty Ducat.

      The ownership and voting interests in Western Realty Ducat are held equally by Apollo and New Valley. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and New Valley will then be entitled to a return of $20,000 of BML-related expenses incurred and cash invested by New Valley since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to New Valley and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Ducat generally require the unanimous consent of the Board of Managers. Accordingly, New Valley has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting.

      New Valley recorded its basis in the investment in Western Realty Ducat in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and New Valley's proportionate interest in the underlying value of net assets of Western Realty Ducat. New Valley recognizes losses incurred by Western Realty Ducat to the extent that cumulative earnings of Western Realty Ducat are not sufficient to satisfy Apollo's preferred return.

      Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $30,000 participating loan to, and payable out of a 30% profits interest in, a company organized by BOL which, among other things, holds BOL's interest in Liggett-Ducat Ltd. and the new factory being constructed by Liggett-Ducat on the outskirts of Moscow.

      In June 1998, New Valley and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BML. The proceeds of the loan will be used by BML for the acquisition and preliminary development of two adjoining sites totaling
      10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BML, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 95.29% of one site and 52% of the other site at March 31, 1999. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750) together with a 20% annual rate of return, and New Valley will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent distributions will be made 50% to New Valley and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and New Valley. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

      Through March 31, 1999, Western Realty Repin has advanced $25,000 (of which $18,773 was funded by Apollo) under the Repin Loan to BML. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BML. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      subordinate to the rights of all other creditors of BML. BML used a portion of the proceeds to repay New Valley for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BML and is collateralized by a pledge of New Valley's shares of BML.

      As of March 31, 1999, BML had invested $19,621 in the Kremlin sites and held $3,525, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BML agreed with the City of Moscow to invest an additional $6,000 in 1999 (which has been funded) and $22,000 in 2000 in the development of the property.

      The development of Ducat Place III and the Kremlin Sites will require significant amounts of debt and other financing. New Valley is actively pursuing various financing alternatives on behalf of Western Realty Ducat and BML. However, in light of the recent economic turmoil in Russia, no assurance can be given that such financing will be available on acceptable terms. Failure to obtain sufficient capital for the projects would force Western Realty Ducat and BML to curtail or delay the planned development of Ducat Place III and the Kremlin Sites.

      Subsequent Event - Recapitalization Plan:

      New Valley has submitted for approval of its shareholders at its 1999 annual meeting, which will be held on May 21, 1999, a proposed recapitalization of its capital stock (the "Recapitalization Plan"). Under the Recapitalization Plan, each of New Valley's outstanding Class A Preferred Shares would be reclassified and changed into 20 Common Shares and one Warrant to purchase Common Shares (the "Warrants"). Each of the Class B Preferred Shares would be reclassified and changed into one-third of a Common Share and five Warrants. The existing Common Shares would be reclassified and changed into one-tenth of a Common Share and three-tenths of a Warrant. The number of authorized Common Shares would be reduced from 850,000,000 to 100,000,000. The Warrants to be issued as part of the Recapitalization Plan would have an exercise price of $12.50 per share subject to adjustment in certain circumstances and be exercisable for five years following the effective date of New Valley's Registration Statement covering the underlying Common Shares. The Warrants would not be callable by New Valley for a three-year period. Upon completion of the Recapitalization Plan, New Valley will apply for listing of the Common Shares and Warrants on NASDAQ. Completion of the Recapitalization Plan would be subject to, among other things, approval by the required holders of the various classes of New Valley's shares.

      Brooke has agreed to vote all of its shares in New Valley in favor of the Recapitalization Plan. As a result of the Recapitalization Plan and assuming no warrant holder exercises its warrants, Brooke will increase its ownership of the outstanding Common Shares of New Valley from 42.3% to 55.1% and its total voting power from 42.3% to 55.1%.


4.    FEDERAL INCOME TAX

      At March 31, 1999, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS' 15.75% Senior Secured Notes ("BGLS Notes") due 2001.